Exhibit 10.4

PROMISSORY NOTE

$CDN 4,953,160.42	DATE: December 31, 2014

DUE DATE: On or before December 31, 2015 unless otherwise extended by the parties.

FOR VALUE RECEIVED, 2264793 ONTARIO INC. promises to pay to CANADIAN CANNABIS CORP., the sum of $CDN 4,953,160.42, together with interest at 0% per annum on the outstanding balance of the principal sum owing.

The undersigned hereby expressly waives presentment for payment, protest, notice of protest, demand for payment and notice of non-payment. Notice given to, or security taken from or release of any security or composition or arrangement entered into with any party hereto shall not prejudice the rights of the holder to proceed against any other party.

2264793 ONTARIO INC.

By:	/s/ Benjamin Ward
Benjamin Ward, Secretary